UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 26, 2006

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon	0-23818	93-1135197
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On May 26, 2006, certain subsidiaries of Merix Corporation (the “Company”) prepaid all outstanding principal amounts and accrued interest under the Credit Agreement, dated September 27, 2005, among certain subsidiaries of the Company (the “Borrowers”), Standard Chartered Bank (Hong Kong) Limited as Facility Agent and as Security Agent and the lenders party thereto (the “Credit Agreement”). The Credit Agreement permitted prepayment without premium or penalty. Under the Credit Agreement, the lenders provided term loans totaling $25 million and a revolving line of credit of $5 million, all of which were outstanding and prepaid as of May 26, 2006. The maturity date of the Credit Agreement was March 15, 2009, unless earlier terminated in accordance with the Credit Agreement, with the principal of the term loans to be repaid in equal payments of $7,500,000 on each of December 1, 2006, 2007 and 2008 and the balance payable, along with the outstanding balance of the revolving loan, on March 15, 2009. The initial loan proceeds comprised a portion of the funding for the acquisition of the Company’s Asian operations (“Merix Asia”) in September 2005. The obligations under the Credit Agreement were secured by substantially all the assets of Merix Asia. The loans bore interest at (a) LIBOR, plus (b) an additional margin of 250 basis points for the first year and as determined by certain performance criteria thereafter.

The Borrowers prepaid the outstanding amounts under the Credit Agreement out of the net proceeds from the Company’s offerings of 4% Convertible Senior Subordinated Notes due 2013, which closed on May 16, 2006 and May 24, 2006, which proceeds were advanced in part by the Company to the Borrowers. Upon payment of the outstanding obligations under the Credit Agreement, the Credit Agreement terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2006	/s/ Stephen M. Going
Stephen M. Going
Vice President, General Counsel and Secretary